                                                                   Exhibit 10.24


                                                     June 30, 1997


Etec Systems, Inc.
26460 Corporate Avenue
Hayward, CA 94545

        Re: Purchase of Improvements and Parcel
            -----------------------------------

Ladies and Gentlemen:

        This letter, when signed by Etec Systems, Inc. (the "Company") and by Creditanstalt Corporate Finance, Inc. ("Creditanstalt") will (i) supersede in its entirety the August 7, 1996 commitment ("August Commitment") of Corporate Property Associates 12 Incorporated ("CPA:12") to provide funds to its subsidiary ESI (CA) QRS 12-6, Inc. (the "Owner") to fund the Second Disbursement and the Third Disbursement (as these terms are defined in the August Commitment) and (ii) will constitute the commitment of CPA:12 to provide funds to Owner
(A) to purchase modifications (the "Improvements") to the headquarters buildings of the Company located at 26460 Corporate Avenue, Hayward, California (the "Site") and leased by Owner to the Company pursuant to an Amended and Restated Lease Agreement dated as of January 31, 1997 (the "Lease") and, at the option of the Company, (B) to purchase a to be vacant parcel of land (the "Parcel") described in Exhibit "A" attached hereto and made a part hereof. The acquisition of the Improvements, a schedule of which is attached hereto as Schedule "1" and the possible acquisition of the Parcel are referred to collectively in this commitment as the "Project". Any capitalized terms used herein without definition or reference shall have the meaning specified in the Lease.

        This commitment has the following terms and conditions:

        1. The total amount of the commitment by Owner to purchase the Improvements and Parcel is a maximum of $11 million plus an acquisition fee payable by Owner to W.P. Carey & Co., Inc. and/or its affiliates. A maximum of $1 million will be available, at the Company's option, for the purchase of the

Etec Systems, Inc.                   -2-                          June 30, 1997


Parcel. If the Company elects not to use the funds to purchase the Parcel, the $1 million will be available to pay for the Improvements.

        2. Payments in respect of the costs of the Project (to the general contractor for the Improvements, the seller of the Parcel or others) will be paid by the Company.

        3.      The closing (the "Closing") will be the purchase by the Owner of the Improvements (which will be designated by the Company, such designation to be satisfactory to Owner and Creditanstalt) and the Parcel (if the Company elects to purchase the Parcel) and payment of the purchase price ("Purchase Price") in the amount of the sum of (i)(A) the lesser of certified costs of the Improvements or $10 million (or $11 million if the Company elects not to use the funds to purchase the Parcel) plus (B) the lesser of the appraised value of the
                              ----
Parcel or $1 million (if the Company elects to purchase the Parcel), plus
                                                                     ----
(ii) an acquisition fee equal to the difference between (X) the amount specified in the foregoing clause (i), divided by .955, minus (Y) the amount
                                       ----------       -----
specified in the foregoing clause (i). The acquisition fee will be payable by Owner to W.P. Carey & Co., Inc. and/or its affiliates. Concurrently with the closing of the transactions contemplated by this letter, certain modifications to the Lease as described in Exhibit "B" and to the documents securing the Initial Loan from Creditanstalt to Owner will be made in order to conform the Initial Loan documents to the terms of this letter and the relevant modifications to the Lease and will be effective.

        4. The commitment of CPA:12 hereunder is subject to (a) compliance by the Company with the terms of this commitment, (b) there being no material adverse change in the financial condition of the Company on the date of Closing relative to the financial condition of the Company as of the end of the Company's fiscal year ending July, 1996 (except as disclosed in the unaudited quarterly statements of the Company through April 30, 1997) and (c) no Event of Default existing under the Lease.

        5. The Company agrees to take all steps reasonably necessary to cause the Improvements to be completed in a first class manner and to provide to Owner and Creditanstalt in connection therewith all customary documentation (such as the issuance of a permanent certificate of occupancy, title

Etec Systems, Inc.                    -3-                          June 30, 1997


insurance, and, if applicable, an acceptable survey), legal opinions and corporate documents.

           6. Owner's obligation to purchase the Parcel shall be subject to Owner's and Creditanstalt's approval in their sole discretion applying prudent business judgment of the environmental condition of the Parcel, the title to the Parcel, the zoning classification, et cetera. If the Company elects to have
                                   -- ------
Owner purchase the Parcel, the Company shall provide to the Owner and Creditanstalt with respect to the Parcel environmental reports, evidence of disposal of any Hazardous Substances resulting from the demolition of the building on the Parcel, title insurance, a survey and other customary due diligence materials available to the Company all in form and substance satisfactory to Owner and Creditanstalt.

           7. To the extent required by the Lease, the Owner and Creditanstalt hereby consent to the construction of the Improvements. The Company agrees to comply with the provisions of Paragraph 13 of the Lease regarding construction of the Improvements.

           8. If the Company does not elect to have Owner purchase the Parcel the commitment of the Owner to purchase the Improvements will remain in effect, subject to the terms hereof.

           9. Regardless of whether the purchase of the Project is completed, the Company agrees to pay all reasonable costs and expenses incurred by CPA:12, Owner and Creditanstalt in connection with the preparation, negotiation and execution of this commitment, and the documents necessary to carry out the transactions contemplated hereby. If Creditanstalt commits to increase the Initial Loan, the Company further agrees to pay all reasonable costs and expenses associated with a failure of the Initial Loan to close by reason of a default by the Company under its obligations expressed in paragraph 5 hereof (including "breakage" costs incurred by Creditanstalt associated with a failure to fund any fixed rate commitment), but the Company shall not be responsible for such costs and expenses associated with a failure of the Initial Loan increase to close for any other reason.

           10. The Closing shall occur, if at all, no later than December 30, 1997, time being of the essence.

Etec Systems, Inc.                    -4-                          June 30, 1997


     If the foregoing is acceptable, please sign a copy of this letter and return it to us.

                                                Very truly yours,

                                                CORPORATE PROPERTY ASSOCIATES
                                                12 INCORPORATED


                                                By: /s/ Gordon J. Whiting
                                                   --------------------------

                                                Name: Gordon J. Whiting
                                                     ------------------------

                                                Title: First Vice President
                                                      -----------------------

                                                ESI (CA) QRS 12-6, INC.


                                                By: /s/ Gordon J. Whiting
                                                   --------------------------

                                                Name: Gordon J. Whiting
                                                     ------------------------

                                                Title: First Vice President
                                                      -----------------------

We agree to the foregoing.
                                                ETEC SYSTEMS, INC.

                                                By: /s/ Melanie J. Mock
                                                   --------------------------
                                                   Melanie Mock
                                                   Treasurer

     Creditanstalt agrees to the provisions of this commitment and consent to the amendments of the Lease as provided in Exhibit "B" attached hereto.

                                          CREDITANSTALT CORPORATE
                                          FINANCE, INC.


                                          By: /s/ Jack Bertges
                                              --------------------------------

                                          Name: Jack R. Bertges
                                                ------------------------------

                                          Title: Senior Vice President
                                                 -----------------------------


                                          By: /s/ J. McCann
                                              --------------------------------

                                          Name: James F. McCann
                                                ------------------------------

                                          Title:   Vice President
                                                 -----------------------------

Exhibit "B"

                       Amendments to Lease Upon Closing


           The following amendments to the Lease shall take effect at the Closing under the letter agreement to which this Exhibit "B" is attached.

           1.  Leased Premises:  The Leased Premises shall be expanded to
               ---------------
include the Improvements and, if applicable, the Parcel.

           2.  Term:  The Initial Term shall be extended to the end of the month
               ----
falling 15 years after the Closing. The Company will have five-year renewal options thereafter upon the terms and conditions of the Lease, extending for a total (including the Initial Term) of 34 years and nine months (or such shorter period as may be designated by the Company) from the Closing.

           3.  Rent:  Basic Rent under the Lease will be equal to the sum of the
               ----
following:

               (a)  Then current Basic Rent, plus

               (b) An amount equal to the equal monthly amortization payment required to pay in full the Purchase Price over the remainder of the Initial Term (modified as provided in paragraph 1 above) at an annual interest rate equal to 8.38%.

           The portion of Basic Rent described in (b) above shall not be adjusted as of March 1, 1998. Other portions of Basic Rent shall be adjusted as the Lease provides. CPI adjustments on the entire amount of Basic Rent every three years after March 1, 1998 during the Initial Term, but the first such adjustment of the portion of Basic Rent described in (b) above (as of March 1, 2001) shall be by reference to the CPI which was in effect at the Closing.

           4.  Earthquake Insurance:  Paragraph 16(a)(i) of the Lease will be
               --------------------
amended to provide that earthquake insurance will be required in a amount equal to the sum of (a) $7,000,000 and (b) 41% of the cost paid by Owner for the Improvements (such sum to be capped at $10,000,000 until May 1, 1998) and with a 20% deductible.

           5.  Prepayment Premium: The definition of "Prepayment Premium" will
               ------------------
be amended to provide that the Prepayment Premium payable by the Company shall not exceed the amount thereof that would be payable if the outstanding principal amount of the Loan being prepaid were the sum of $8,221,345 and 60% of the Purchase Price.

           6.  Termination Values: The Termination Values shall be revised as
               ------------------
follows:


Amended Lease Year         Termination Value ("TV")
------------------         ------------------------
        1                Then current TV + 101.50% of
                          Purchase Price ("PP")
        2                Then current TV + 101.25% of PP
        3                Then current TV + 88.75% of PP
        4                Then current TV + 88.75% of PP
        5                Then current TV + 80.00% of PP
        6                Then current TV + 80.00% of PP
        7                Then current TV + 80.00% of PP
        8                Then current TV + 80.00% of PP
        9                Then current TV + 70.50% of PP
       10                Then current TV + 70.50% of PP
       11                Then current TV + 70.50% of PP
       12                Then current TV + 70.50% of PP
       13                Then current TV + 69.00% of PP
       14                Then current TV + 69.00% of PP
       15 and thereafter Then current TV + 69.00% of PP

                 "PP" means the amount of the Purchase Price.

           7.  Definition of "Acquisition Cost": The amount of the Acquisition
               --------------------------------
Cost shall be increased by the amount of the Purchase Price plus the Acquisition Fee.